Exhibit 99.2

NGL Energy Partners LP Announces Upsizing and Pricing of Common Unit Offering

TULSA, Okla. - (BUSINESS WIRE) - NGL Energy Partners LP (NYSE:NGL) today announced it has upsized and priced its underwritten public offering of 8,800,000 common units representing limited partner interests. Total gross proceeds of the offering (before estimated offering expenses) will be approximately $197,560,000.  NGL also granted the underwriters a 30-day option to purchase up to 1,320,000 additional common units. The offering is expected to close on February 22, 2017, subject to customary closing conditions. NGL intends to use the net proceeds from this offering, along with the proceeds from the concurrent private offering of notes, to repay borrowings under its revolving credit facility.

Credit Suisse Securities (USA) LLC and Wells Fargo Securities are acting as the bookrunning managers for the offering. When available, copies of the preliminary prospectus supplement, prospectus supplement and accompanying base prospectus relating to the offering may be obtained free of charge on the Securities and Exchange Commission’s website at www.sec.gov or from Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, One Madison Avenue, New York, New York 10010, by telephone at (800) 221-1037, or by email at newyork.prospectus@credit-suisse.com, or from Wells Fargo Securities, Attention: Equity Syndicate Dept., 375 Park Avenue, New York, New York 10152, by telephone at (800) 326-5897, or by email at cmclientsupport@wellsfargo.com.

The common units are being offered and sold pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission on February 15, 2017. The offering is being made only by means of a prospectus and related prospectus supplement. This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Forward-Looking Statements

This press release includes “forward-looking statements.” All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties. While NGL believes such forward-looking statements are reasonable, NGL cannot assure they will prove to be correct. The forward-looking statements involve risks and uncertainties that affect operations, financial performance, and other factors as discussed in filings with the Securities and Exchange Commission. Other factors that could impact any forward-looking statements are those risks described in NGL’s annual report on Form 10-K, quarterly reports on Form 10-Q, and other public filings. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.” NGL undertakes no obligation to publicly update or revise any forward-looking statements except as required by law.

About NGL Energy Partners LP

NGL Energy Partners LP is a Delaware limited partnership. NGL owns and operates a vertically integrated energy business with five primary businesses: water solutions, crude oil logistics, NGL logistics, refined products/renewables and retail propane. For further information, visit the Partnership’s website at www.nglenergypartners.com.

Source: NGL Energy Partners LP

NGL Energy Partners LP

Robert W. Karlovich III, (918) 481-1119

Executive Vice President and Chief Financial Officer

Trey.Karlovich@nglep.com

or

Linda Bridges,  (918) 481-1119

Vice President — Finance and Treasurer

Linda.Bridges@nglep.com